UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, Thursday, May 28, 2015 at the Company’s offices, 100 Pearl Street, 2nd Floor, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 17, 2015.

Items of Business:

1.	To elect four Class I directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2018 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on April 1, 2015 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2015 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2014 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2014 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/MARK S. FLYNN

MARK S. FLYNN

SECRETARY

APRIL 17, 2015

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2015 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held Thursday, May 28, 2015 at 10:30 A.M. EDT at the Company’s offices, 100 Pearl Street, 2nd Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2014 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 17, 2015.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 17, 2015, a Notice of Internet Availability of Proxy Materials is being mailed or delivered electronically to certain of our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on April 1, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 8,911,866 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at 100 Pearl Street, Hartford, CT for the ten-day period immediately preceding the meeting. At the Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

The election of the four directors recommended for nomination by our Governance Committee and nominated by our Board for the four Class I director seats, each to hold office for a three-year term expiring at the 2018 annual meeting of shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the Class I director nominees is provided under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS,” beginning at page 15 of this Proxy Statement. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal and any broker non-votes will have no effect on this proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

How are votes counted?

A representative from Computershare Investor Services, the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.envisionreports.com/vrts;

•	by telephone, toll free at 1-800-652-VOTE (8683); or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials).

The deadline for voting by Internet or telephone is 11:59 P.M., Eastern Daylight Time, on Wednesday, May 27, 2015. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., Eastern Daylight Time, on Friday, May 22, 2015.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposal that will be presented at the Annual Meeting is the election of directors. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 is considered a routine proposal on which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. To gain admission, registered holders will need valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. If your Virtus shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Virtus shares on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession, and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth on page 12 below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2015, the Board reviewed director independence and determined that each of Ms. Coffey, Dr. Fleming, Ms. Jones and Messrs. Baio, Holt, Swan, Treanor and Zarrilli meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Risk and Finance Committees is independent under applicable NASDAQ standards. The Board has also determined that each member of the Audit Committee is also independent under the independence criteria required by the SEC for audit committee members and each member of the Compensation Committee is, (i) “independent” under the criteria established by the NASDAQ Marketplace rules; (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service, and (iii) a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Risk and Finance Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Risk and Finance
George R. Aylward
James R. Baio	Chair	Member
Diane M. Coffey		Chair	Member
Susan S. Fleming			Chair	Member
Timothy A. Holt	Member			Chair
Melody L. Jones		Member
Russel C. Robertson
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member
Stephen T. Zarrilli	Member

During 2014, the Board held eight meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then current directors attended our 2014 Annual Meeting and all of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2014 or, with respect to Ms. Jones and Mr. Zarrilli who were elected to our Board in October 2014, following their election.

The Board has adopted written charters for each of the Audit, Compensation, Governance and Risk and Finance Committees, which set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

The Board believes that it is advisable for one of our independent directors to serve as Chairman of the Board, and the Board has elected Mark C. Treanor as Chairman. The Board believes that our assembled Board provides a broad array of experience, expertise and perspective and that it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer, and also a director, to lead our Company and its management as Chief Executive Officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board functions and how our Board structure functions, to ensure that the Board continues to provide an optimal governance structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt, Swan and Zarrilli. The Board has determined that Messrs. Baio, Holt and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2014, the Audit Committee held twelve meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair), Ms. Jones and Messrs. Baio and Treanor. During 2014, the Compensation Committee held eight meetings. The primary purposes of the Compensation Committee are: (i) to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Role of the Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive base salary and sets annual and long-term incentive compensation opportunities for our executive officers. The Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our Chief Executive Officer, are compensated. The Compensation Committee recommends incentive compensation awards for our Chief Executive Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our Chief Executive Officer the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are generally subject to three-year cliff vesting. We believe our compensation structure is appropriately designed to retain high caliber-leadership.

The compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of performance-based restricted stock units granted under our equity-based, long-term incentive plan using a one-year performance measurement period and three-year cliff vesting, which aligns the interests of our executives with the interests of our shareholders;

•	Plan-based awards to our executives are limited to a maximum payout as defined by the terms of our annual and long-term incentive plans;

•	After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives;

•	Clawback provisions allow the Company to clawback compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria; and

•	Our CEO, EVPs, SVPs and Directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Ms. Coffey (Chair), and Messrs. Baio and Treanor served on the Compensation Committee throughout 2014. Ms. Jones was appointed to the Committee in October 2014 following her election to our Board. None of the directors serving on the Compensation Committee were at any time during 2014, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Coffey and Mr. Treanor. During 2014, the Governance Committee held seven meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election. Also, under the terms of our 2008 Investment and Contribution Agreement with a predecessor to the Bank of Montreal (“BMO”), BMO has the right to designate one director nominee for election to the Board, subject to satisfaction of all legal and governance requirements regarding service as our director, for so long as it owns at least 10% of our outstanding Common Stock.

In 2014 our Governance Committee retained a professional search firm to assist it in identifying two candidates to join our Board as a part of our Board succession plan. The search firm worked closely with the Governance Committee to identify the personal and professional attributes which the Committee determined to be most appropriate for new Board members and identified a number of potential candidates, including Ms. Jones and Mr. Zarrilli, possessing the desired attributes for consideration by the Committee and the Board. The search firm also assisted the Governance Committee in scheduling interviews and conducting appropriate background and reference checks.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Risk and Finance Committee

The Risk and Finance Committee currently consists of Messrs. Holt (Chair) and Swan and Dr. Fleming. During 2014, the Risk and Finance Committee held four meetings. The primary purposes of the Risk and Finance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the Company’s policies, practices, and procedures relating to risk and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Risk Management Oversight

The Risk and Finance Committee of our Board is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Risk and Finance Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices and procedures regarding risk assessment and risk management. The Risk and Finance Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Risk and Finance Committee also receives and reviews reports on selected risk topics as the Risk and Finance Committee or management deem appropriate. Our Board also receives direct reports from management on risk topics of general interest to the full Board, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Risk and Finance Committee, the other Board Committees within their areas of responsibility and the Board oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

FMR LLC

FMR LLC (“Fidelity”) filed a Schedule 13G in January 2015, stating that it holds 12% of our Common Stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related person” under our Related Person Transactions policy. Certain affiliates of Fidelity provide recordkeeping and administrative services to us in connection with the Company’s Stock Plan (including the Employee Stock Purchase Plan and the Long Term Incentive Plan) and the Company’s 401(k) and Non-Qualified Excess Investment Plan. During fiscal 2014, we paid certain affiliates of Fidelity approximately $136,000 for these recordkeeping and administrative services.

Pursuant to a distribution agreement between the Company and an affiliate of Fidelity, we paid approximately $0.8 million in fees during fiscal 2014 for distribution services related to our mutual funds and separately managed accounts.

These recordkeeping, administrative and distribution services contracts were entered into during the ordinary course of business and prior to Fidelity’s 13G filing and greater-than-5% holder status.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2016 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2016 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 10, 2015 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2016 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at 100 Pearl Street, Hartford, CT 06103, no earlier than February 2, 2016 (75 days prior to April 17, 2016, the first anniversary of the date that we first mailed or made available our proxy materials for the 2015 annual meeting) and no later than March 3, 2016 (45 days prior to April 17, 2016). In the event that our 2016 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2016 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2015, by: (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2015 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 8,911,866 shares of Common Stock outstanding on March 31, 2015.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
Bank of Montreal 111 W. Monroe Street Chicago, IL 60603	1,727,746	(1)	19.4%

FMR LLC 245 Summer Street Boston, MA 02210	1,069,988	(2)	12.0%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	611,262	(3)	6.9%

Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	552,888	(4)	6.2%

Vulcan Value Partners, Inc. Three Protective Center 2801 Highway 280 South, Suite 300 Birmingham, AL 35223	513,903	(5)	5.8%

(1)	Based on a Schedule 13D/A jointly filed with the SEC on January 19, 2012 by the Bank of Montreal and BMO Financial Corp., the Bank of Montreal has sole investment and voting power with respect to 1,727,746 shares of Common Stock.

(2)	Based on a Schedule 13G filed with the SEC on January 12, 2015 by FMR LLC, FMR LLC has sole investment power with respect to 1,069,988 shares of Common Stock and sole voting power with respect to 219,084 shares of Common Stock.

(3)	Based on a Schedule 13G/A filed with the SEC on January 29, 2015 by BlackRock, Inc., BlackRock, Inc. has sole investment power with respect to 611,262 shares of Common Stock and sole voting power with respect to 596,001 shares of Common Stock.

(4)	Based on a Schedule 13G/A filed with the SEC on February 11, 2015 by Vanguard Group. Vanguard Group has sole investment power with respect to 544,030 shares of Common Stock, shared investment power with respect to 8,858 shares of Common Stock and sole voting power with respect to 9,358 shares of Common Stock.

(5)	Based on a Schedule 13G filed with the SEC on February 17, 2015 by Vulcan Value Partners, LLC. Vulcan Value Partners, LLC has sole investment power with respect to 513,903 shares of Common Stock and sole voting power with respect to 507,300 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	164,616	(1)	1.8%
James R. Baio	10,948		*
Diane M. Coffey	10,142		*
Susan S. Fleming	10,272		*
Timothy A. Holt	21,845		*
Melody L. Jones	294		*
Russel C. Robertson	—		*
Edward M. Swan, Jr.	12,479		*
Mark C. Treanor	21,998	(2)	*
Stephen T. Zarrilli	304		*
Michael A. Angerthal	45,500	(3)	*
Mark S. Flynn	5,855	(4)	*
Barry M. Mandinach	—		*
Francis G. Waltman	20,257	(5)	*

All directors and executive officers as a group (16 persons)	338,148	(6)	3.8%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 62,622 shares of Common Stock underlying options that Mr. Aylward has the right to acquire as of, or within 60 days of, March 31, 2015.

(2)	Includes 20 shares of Common Stock held in a joint account with Mr. Treanor’s son. Mr. Treanor disclaims beneficial ownership of these shares.

(3)	Includes 15,867 shares of Common Stock underlying options that Mr. Angerthal has the right to acquire as of, or within 60 days of, March 31, 2015.

(4)	Includes 422 shares of Common Stock underlying options that Mr. Flynn has the right to acquire as of, or within 60 days of March 31, 2015.

(5)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(6)	See footnotes (1) through (5).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2014, except for one late filing by Mr. Mandinach related to a grant of restricted stock units due to a coding error in our stock plan administration system.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

As part of its succession planning strategy, the Board increased its size during 2014 in order to add Ms. Jones and Mr. Zarrilli as new directors. Accordingly, our Board currently has ten members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class I directors have a term expiring at the 2015 Annual Meeting. Our Class II and Class III directors have terms expiring at the 2016 and 2017 Annual Meetings, respectively.

Each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor have been directors of the Company since it became an independent public company on January 1, 2009 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various Company affiliates since 2005.

Ms. Jones and Mr. Zarrilli (each a director since October 2014) were identified with the assistance of an external director search firm.

Mr. Robertson (a director since May 2013) was designated by BMO, which is the holder of approximately 19.4% of our Common Stock. Under the terms of our Investment and Contribution Agreement with BMO, for so long as BMO owns at least 10% of our Common Stock, BMO has the right to designate a director (the “Investor Designate”) who, subject to satisfaction of all legal and governance requirements regarding service as our director, will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. Robertson, whose term as a Class II director expires at the 2016 Annual Meeting, currently serves as the Investor Designate.

Under our Corporate Governance Principles, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve, provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In October 2014, Melody L. Jones and Stephen T. Zarrilli were appointed by the Board each to serve as a Class I director and to stand for election at the 2015 Annual Meeting. Members of our Governance Committee met with Ms. Jones and Mr. Zarrilli, respectively, and reviewed each of their respective backgrounds and experience, and, having determined that Ms. Jones and Mr. Zarrilli each satisfies applicable legal and governance requirements and is otherwise well qualified to serve as our director, recommended to the Board that Ms. Jones and Mr. Zarrilli each be nominated to stand for election as a Class I director. Members of our Governance Committee also evaluated the contributions and performance of Diane M. Coffey and Timothy A. Holt as members of our Board and recommended to the Board that each of Ms. Coffey and Mr. Holt be nominated to stand for re-election as a Class I director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved Diane M. Coffey, Timothy A. Holt, Melody L. Jones and Stephen T. Zarrilli as our Class I nominees for election to the Board by the shareholders. If elected by the shareholders, Ms. Coffey, Mr. Holt, Ms. Jones and Mr. Zarrilli will hold office for a three-year term expiring at the 2018 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Ms. Coffey, Mr. Holt, Ms. Jones and Mr. Zarrilli has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee.

The Board recommends that shareholders vote “FOR” the election of its four director nominees as Class I directors of Virtus: Diane M. Coffey, Timothy A. Holt,

Melody L. Jones and Stephen T. Zarrilli

Listed below are the names of our ten Board members, including the Board’s nominees to the Class I director seats, and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class I

DIANE M. COFFEY (73), Class I. Since 2000, Ms. Coffey has been a Managing Director and Partner of Peter J. Solomon Company, Ltd., an independent investment banking firm specializing in mergers, acquisitions, financings and restructurings. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation, an investment management company. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in government and community affairs and internal communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as a member of our Board and Chair of our Compensation Committee.

TIMOTHY A. HOLT (62), Class I. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S., since January 2012 and as a director of StanCorp Financial Group, a publicly traded insurance products company, since January 2014. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth, and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as a member of our Board and Chair of our Risk and Finance Committee.

MELODY L. JONES (55), Class I. Ms. Jones has been Chief Administrative Officer at CEB, a member-based advisory firm that provides products and services to businesses worldwide, since 2012 and manages its global Product Development function with additional responsibility for CEB’s human resources, information technology, legal, and communications functions. She joined CEB in 2005 as Chief Human Resources Officer after serving as Global Head of Human Resources at T. Rowe Price, an investment management firm, and earlier as Chief Human Resources Officer at Aon Corporation, an insurance brokerage and consulting company. She also served as a senior consultant with Organizational Dynamics, Inc.; a member of the senior leadership team of HR Strategies, Inc. and held several leadership positions at Citicorp Mortgage. Ms. Jones brings to our Board significant experience and expertise in the areas of human resources, information technology and communications. Her management and leadership experience position her well to serve as a member of our Board.

STEPHEN T. ZARRILLI (54), Class I. Stephen T. Zarrilli has been President and Chief Executive Officer of Safeguard Scientifics, a company that provides capital for entrepreneurial and life sciences and technology companies, since 2012 and has served as Chief Executive Officer and Chief Financial Officer of both publicly traded and privately-held, venture-backed companies. He joined Safeguard Scientifics in 2006 as Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Previously he was the Chairman and CEO of Penn Valley Group, a management advisory firm that he founded, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte LLP. Since 2004, Mr. Zarrilli has served as a Director of Nutrisystem, Inc. a publicly traded weight loss products company. Mr. Zarrilli’s demonstrated leadership experience along with his substantial experience and expertise in accounting and auditing matters positions him well to serve as a member of our Board.

Other Current Members of the Board

GEORGE R. AYLWARD (50), Class III. Mr. Aylward is President and Chief Executive Officer and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management, of PNX from November 6, 2006 to February 2007. Mr. Aylward served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; Trustee of the Virtus Variable Insurance Trust, since 2012; Director of the Virtus Global Funds, plc since 2013; Trustee and President of the Virtus Global Multi-Sector Income Fund and the Virtus Total Return Fund, since 2012; Trustee of the Virtus Alternative Solutions Trust, since 2013; Director of the Duff & Phelps Select Energy MLP Fund, Inc., since 2014 and Chairman, President and Chief Executive Officer of The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc., since 2006. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industries, and superior skills as our Chief Executive Officer.

JAMES R. BAIO (61), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000, and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as a member of our Board and Chair of our Audit Committee.

SUSAN S. FLEMING (45), Class II. Dr. Fleming is currently a consultant, executive educator and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming has served as a director of Endurance Specialty Holdings, Ltd., a global insurance provider, since May 2011 and in the past has served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006, and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate governance and organizational leadership also positions her well to serve as a member of our Board and Chair of our Governance Committee.

RUSSEL C. ROBERTSON (67), Class II and Investor Designate. Russel Robertson currently serves as EVP and Head, Anti-Money Laundering, at BMO Financial Group, a diversified financial services organization, to which he was appointed in July 2013. Prior to his current role, he served as Executive Vice President, Business Integration, at BMO Financial Group, and as Vice Chair at BMO Financial Corp. (formerly Harris Financial Corp.) since March 2011. Prior to that, Mr. Robertson was the Chief Financial Officer at BMO Financial Group between March 2008 and March 2011. Before joining BMO, he spent over 35 years as a Chartered Accountant. In this capacity, Mr. Robertson held various senior positions with a number of major accounting firms, including holding the positions of Vice Chair, Deloitte & Touche LLP (Canada), 2002 to 2008, and Managing Partner, Arthur Andersen LLP (Canada) 1994 to 2002. Mr. Robertson holds a Bachelor of Arts degree (Honours) from the Ivey School of Business at the University of Western Ontario. Since June 2012, Mr. Robertson has served on the board of Turquoise Hill Resources, a Canadian mining and development company headquartered in Vancouver, British Columbia. Mr. Robertson has significant managerial experience and brings to our Board substantial experience in accounting and auditing matters regarding the financial services industry, and significant strategic planning experience.

EDWARD M. SWAN, JR. (73), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that, he taught investment management courses at Florida A&M University’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a chartered financial analyst designation in 1981 from the CFA Institute and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan served as a captain in the U.S. Air Force and brings to our Board demonstrated management ability, asset management sales and marketing expertise, an understanding of financial and operational issues facing financial and investment services organizations, and extensive knowledge of the asset management industry.

MARK C. TREANOR (68), Class III. Mr. Treanor served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, from 2009 until his retirement in 2013. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as

Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor, which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2014 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board recommends a vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2015

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2014 and December 31, 2013.

	2014	2013
Audit Fees (1)	$1,596,325	$794,500
Audit-Related Fees (2)	$108,000	$106,200
Tax Fees (3)	$25,000	—
All Other Fees (4)	$73,000	$1,818

Total Fees	$1,802,325	$902,518

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company.

(3)	“Tax Fees” include the provision of tax services rendered in connection with the registration of one of our closed-end funds.

(4)	“All Other Fees” include internal audit plan review, the provision of educational sessions and software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2014 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2014 with management and with PwC.

The Audit Committee has discussed with PwC those matters as required by Auditing Standard No. 16 – Communications with Audit Committees. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

Stephen T. Zarrilli

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of April 1, 2015:

Name	Age	Position
George R. Aylward	50	President, Chief Executive Officer and Director
Michael A. Angerthal	47	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	43	Senior Vice President, Fund Services
Mark S. Flynn	60	Executive Vice President, General Counsel and Corporate Secretary
Barry M. Mandinach	58	Executive Vice President, Head of Distribution
Mardelle Peña	62	Senior Vice President, Human Resources
Francis G. Waltman	52	Executive Vice President, Head of Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Other Current Members of the Board.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Mr. Bradley is Senior Vice President, Fund Services. He has served as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds since 2006 and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of the Virtus Variable Insurance Trust, Virtus Alternative Solutions Trust, Virtus Global Multi-Sector Income Fund, Duff & Phelps Select Energy MLP Fund, Inc., Virtus Total Return Fund, The Zweig Fund, Inc., and The Zweig Total Return Fund, Inc. He chairs the Valuation Committee of each of the foregoing funds and Mr. Bradley has served as a Director of Virtus Global Funds, plc since 2013. Prior to joining Virtus Investment Partners in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte in both the United States and Australia where he primarily consulted and serviced Fortune 500 companies and a top-tier private equity firm. He is a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Mr. Flynn has served as Executive Vice President, General Counsel, and Secretary since February 2011 and as Chief Compliance Officer from 2011 to 2013. Prior to joining the Company, Mr. Flynn served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Mr. Mandinach is Executive Vice President and Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining Virtus in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm for twelve years, most recently as head of wholesale distribution and chief marketing officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the chief sales and marketing officer at Phoenix Investment Partners (PXP), the predecessor to Virtus. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career at Drexel Burnham Lambert, an investment banking firm in 1981, holding sales and product management roles over eight years.

Ms. Peña is Senior Vice President, Human Resources. Ms. Peña joined Virtus in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Head of Product Management, a position he has held since January 2009. Mr. Waltman first joined the Company, then known as PXP, in August 1990 and has held a number of senior positions including Senior Vice President of Product Management and Development from July 2008 to December 2008; Senior Vice President, Product Development and Management, from February 2006 to December 2007; Vice President, Product Development and Management, from January 2005 to February 2006; and Chief Administrative Officer from August 2003 to December 2004. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a global life insurer and asset management company. Mr. Waltman currently serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. Since 2013, Mr. Waltman has served as a director of Virtus Global Funds, plc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of high-quality, attractive products in order to create long-term value for our shareholders.

The executive compensation program exemplifies our pay-for-performance philosophy and focuses on achievement of specific performance measures, including company profitability, sales, and net flows. It reinforces the importance of delivering results that contribute to building long-term Company value; appropriately aligns the interests of executives, shareholders and clients; and helps us attract and retain top-performing executives.

Key accomplishments in 2014 included:

•	Profitability – Operating Income, as Adjusted, Increased 24% to $162.8 Million; Earnings per Diluted Common Share Increased 18% to $10.51

•

Operating income, as adjusted – the non-GAAP performance measure that management believes best illustrates the ongoing earnings of the company – was $162.8 million for 2014, a 24% increase from $131.0 million in 2013. The related margin increased to 48% from 45%. Operating income, the comparable GAAP metric, increased 15% to $130.7 million from $113.5 million in 2013, with a related margin that was unchanged at 29%.[1]

•	Net income attributable to common shareholders increased 30% to $97.7 million from $75.2 million in 2013. Earnings per-share increased to $10.51 from $8.92 in 2013.

•	Sales, Net Flows and Assets under Management – Total Sales of $15.2 Billion; Net Flows of $(1.2) Billion; AUM of $56.7 Billion at December 31, 2014

•	Total sales were $15.2 billion in 2014, compared with $21.3 billion in 2013. Total net flows were $(1.2) billion compared with $8.1 billion for the respective periods.

•

Long-term open-end mutual fund sales were $12.7 billion in 2014, compared with $19.1 billion in 2013. The annual mutual fund sales rate for 2014 was above industry average at 35%. Net flows were $(0.5) billion for 2014, compared with $8.1 billion for 2013.

•	Open-end fund sales were diversified among the major asset classes with fixed income strategies representing 30% of sales, international equity at 29%, and domestic equity at 29%.

•

Assets under management, excluding money market assets, increased to $56.7 billion at December 31, 2014 from $56.2 billion at December 31, 2013. Long-term, open-end mutual fund AUM were $36.3 billion at December 31, 2014, compared to $36.4 billion at December 31, 2013.

•	Investment Performance – 79% of Rated Mutual Fund Assets in 3-5 Star Funds

•

Seventy-nine percent of open-end mutual fund assets were in 5-, 4- and 3-star Morningstar-rated funds (on a load-waived basis) as of December 31, 2014. All eight rated fixed income funds, and 20 of 26 rated equity mutual funds, representing 70% of equity assets, were rated as either 5-, 4- or 3-star funds.[2]

•

For the fourth time in the past five years, Virtus earned a top category ranking in Barron’s annual survey of fund companies. In 2014 and 2011, the Company had the top ranked international equity strategies; in 2012 and 2010, Newfleet Asset Management was the best for taxable bond funds.

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.
[2]	For additional information regarding investment performance, see Appendix B to this Proxy Statement.

•	Investment Products and Capabilities – ‘Liquid’ Alternative Strategies Among New Investment Offerings

•

Five new open-end mutual funds were introduced in 2014, including three “Virtus Alternatives” funds that offer individual investors access to alternative strategies in an open-end mutual fund structure that has low minimum investments, daily liquidity, timely tax reporting, and transparency. The funds are managed by Cliffwater Investments, a new majority-owned affiliate that is our joint venture with a leading institutional alternatives consultant. The other new offerings are the Virtus Strategic Income Fund, which leverages the multi-sector fixed-income capabilities of our Newfleet Asset Management affiliate, and the Virtus International Wealth Masters Fund, managed by Horizon Asset Management.

•

The Company’s ninth closed-end fund, the Duff & Phelps Select Energy MLP Fund (NYSE: DSE), managed by Duff & Phelps Investment Management, raised $485 million in its initial public offering in June. Closed-end fund assets were $7.6 billion at December 31, 2014, a 17% increase from $6.5 billion at December 31, 2013.

•

The Company introduced retirement share classes for 10 open-end mutual funds to broaden distribution opportunities in the defined contribution market, and offered the Virtus GF Multi-Sector Short-Duration Bond Fund, its first fund for non-U.S. clients.

•	Capital Management – Maintaining Financial Flexibility, a Strong Balance Sheet, and Meaningful Return to Shareholders

•

The Company’s strong capital position allows for appropriate operating flexibility, investments in growth opportunities, and a meaningful return to shareholders. Cash and investments increased 18% to $469.5 million at December 31, 2014 from $398.4 million at December 31, 2013, primarily as a result of cash generated by the business, partially offset by capital returned to shareholders.

•

The Company invested $166.7 million of seed capital in new products during 2014, primarily in the three new “Virtus Alternatives” funds. Seed capital investments were $238.1 million at December 31, 2014, an increase of 93% from $123.6 million at December 30, 2013.

•

The Company returned $61.7 million to shareholders, an increase of 127% over $27.2 million in 2013, through share repurchases of $40.2 million, net settlements of share grants totaling $9.1 million, and a $0.45 per share quarterly cash dividend that was initiated in the second quarter of 2014 and totaled $12.4 million. As a result of the share repurchases and net settlements, basic shares outstanding at December 31, 2014 declined 1.4% from the prior year.

Pay Policies, Practices and Risk Mitigation

The features of the Company’s executive pay policies and practices align executives’ interests with those of shareholders, including the following:

•

Performance goals in both the Annual Incentive Plan and the Long Term Incentive Plan are tied to key drivers of success in the business; achievement is measured against both absolute and relative peer performance;

•	Any new compensation plans or changes to existing plans are evaluated to ensure there are no features that encourage inappropriate risk taking on the part of our executives;

•	All incentive-based executive compensation is subject to clawback provisions; and

•	All executive officers are expected to meet stock ownership guidelines pursuant to Company policy.

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance;

•

Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher incentive compensation if superior performance is achieved, and much lower or no incentive compensation if performance goals are not met;

•	The level of compensation should reflect the executive’s role in achieving our financial and strategic objectives; and

•

The executive’s leadership skills, demonstrated business acumen, experience in the management of risk, and overall relevant experience are also factors to be considered in the setting of each executive’s compensation.

Compensation opportunity in general will change when specific factors warrant such changes. Factors considered in making adjustments to compensation include changes in job responsibilities, the competitive market, the Company’s relative positioning as compared to competitors in the asset management industry, or other relevant factors.

Say On Pay

An advisory vote relating to the compensation of our named executive officers (NEOs) occurred at the 2014 Annual Meeting of Shareholders. Shareholders indicated strong support of our executive compensation programs, with approximately 98% of the votes cast approving of the “say on pay” proposal. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee will maintain the same compensation approach for fiscal 2015. We will continue to hold advisory votes on executive compensation once every three years.

Compensation Setting Process

The Role of Management

Management plays a significant role in the compensation-setting process. Our CEO and our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and proxy information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives and broader groups of employees; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational, business and individual results and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not, however, participate in the Compensation Committee’s deliberation regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee has engaged Mercer, a leading human resources consulting firm, as its independent consultant. Mercer attends regularly scheduled meetings of the Committee and provides counsel, objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the committee’s consideration. Mercer does not provide consulting services to the Company. In addition, Mercer assists in assessing the compensation incentive risk for the Company and provides ongoing reviews as new compensation plans are developed and existing plans are modified. Mercer believes that Virtus’ incentive plans have an appropriate balance between performance incentives and risk mitigation.

Management retains Pearl Meyer & Partners, LLC, a leading executive compensation consulting firm, to provide support in assisting management with respect to the Company’s executive compensation programs and practices including recommendations for executive compensation.

The Use of Market Data

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the financial services industry, as a market reference for its executive compensation. Our executive positions are compared against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity. In addition, the Company reviews and generally considers compensation data of other publicly traded traditional asset management companies.

As the Company must compete with other asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, management believes that this comparative data is useful and appropriate in establishing competitive compensation levels for these executives. The Compensation Committee uses this information as a “market check” and as only one factor for evaluating compensation levels.

Elements of Executive Compensation

Our executive compensation program consists of base pay, annual incentive, and long-term incentives. We believe the majority of executive compensation should be at risk and, as a result, should come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities as compared to market data. A description and the objective of each of our compensation elements applicable to our executives are summarized in the following table:

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal equity and relative comparison to salaries of persons holding similar positions when measured against market surveys.

Attract, motivate and retain high-caliber talent.

Annual Incentive	Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives. Awards are primarily in the form of cash.	Link compensation to annual performance goals and results. Attract, motivate, and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentive	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of the Company’s longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are primarily in the form of equity.	Align the interests of executives and shareholders.

2014 Executive Compensation

Base Salary

Base salaries for executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of the specific executive. Adjustments, if any, are approved by the Compensation Committee, and with regard to our CEO, the Board, and typically occur in the first quarter of the year. Effective March 1, 2014, Mr. Aylward’s base salary was increased to $550,000 and Mr. Waltman’s base salary was increased to $325,000.

Annual Incentive Plan

In accordance with our pay for performance philosophy and compensation objectives, annual incentive payments to our NEOs are based on company results and individual contributions. NEOs are eligible for annual incentives pursuant to our Annual Incentive Plan (“AIP”). The AIP is used to deliver the primary component of total compensation opportunities. The AIP provides for awards to NEOs based on performance as follows:

•	A maximum amount available for the AIP is funded as a percent of operating income, as adjusted, based on company results; and

•	Individual assessments of performance goals and achievements are used to determine individual payouts up to a defined maximum payout for each NEO.

How the amount for incentives is funded

The AIP is funded as a percentage of operating income, as adjusted, excluding all variable compensation3, and is used to provide annual incentive awards to eligible employees, including the NEOs. At the beginning of the year, the parameters of the AIP are established, including the range of possible pool funding percentages. For 2014, the range was set from 9% to 11% of operating income, as adjusted, excluding all variable compensation. The two metrics that determine the funding percentage for AIP, which are reviewed by the Compensation Committee, are: (i) 2014 Operating Income, as Adjusted, excluding AIP awards, compared to the level set in relation to the Company’s 2014 financial plan; and (ii) Net flows, defined as long-term, open-end mutual fund gross sales less redemptions, relative to industry benchmarks. In March, 2015, based on an assessment of the Company’s performance in 2014 on these two metrics, the Committee certified the final funding percentage at 10.15%. For reference, the comparable funding percentage determined for 2013 was 11.00% of operating income, as adjusted, excluding all variable compensation.

Measure	Performance Goals	Actual Performance
Operating income, as adjusted, excluding all variable compensation	Maximum funding for the Annual Incentive Plan is set at 11% of operating income, as adjusted, excluding variable compensation.	Final funding of 10.15% of operating income, as adjusted, excluding all variable compensation was determined to represent overall Company performance.

How individual awards are determined

Once the AIP funding is determined, based on overall Company performance, the individual awards paid to the NEOs are determined considering the following:

•

The individual performance of each NEO, considering achievement of business area objectives for their respective areas of functional responsibility and their individual contribution to the Company’s results (see additional detail below);

•	A market check of annual incentive and total compensation for similar executives in similar companies, taking into account the Company’s performance as compared to such other companies; and

•	A maximum amount established as a percentage of operating income, as adjusted and approved in March 2014 by the Compensation Committee.

The maximum amounts, as noted above and shown below, are established for each of the NEOs and are not intended to be targets, nor is there any intention that bonuses will ever reach these maximums. The maximum awards were set as a percentage of operating income, as adjusted, excluding all variable incentive compensation. In no event could any payout be in excess of the shareholder-approved per person maximum of $10 million. The minimum and maximum funding levels for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2014 table under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Named Executive Officer	Maximum payout as a % of Operating Income, as Adjusted, excluding all variable compensation
George R. Aylward	5%
Michael A. Angerthal	2%
Francis G. Waltman	2%
Mark S. Flynn	2%

[3]	Operating income, as adjusted, excluding all variable compensation excludes the Annual Incentive Plan (AIP) awards, affiliate-based incentives, long-term incentives, sales-based incentives, and other company variable pay programs.

CEO AIP Award

The Committee’s assessment of the CEO’s performance included, but was not limited to, the following:

•

Providing strategic direction in all aspects of the business including capital management, product expansion, distribution and operations. The capital position of the Company increased allowing for appropriate operating flexibility, investment in growth opportunities, and maximizing the return to shareholders.

•

Delivering significant growth in profitability as measured by operating income, as adjusted – the non-GAAP performance measure that we believe best illustrates the ongoing earnings of the Company – which was $162.8 million for 2014, a 24% increase from $131.0 million in 2013.

•

Continuing to promote a culture of accountability and results, as well as maintaining a focus on building for long-term sustainable growth and creating shareholder value. Net income attributable to common shareholders increased 30% to $97.7 million from $75.2 million in 2013. Earnings per-share increased 18% to $10.51 from $8.92 in 2013.

•

Leading the Company in the six years as an independent publicly traded company, in a manner whereby its stock has significantly outperformed a composite of publicly traded traditional asset managers and the S&P 500. Since its first trade at $9.00/share on January 2, 2009, VRTS stock had increased 1794%, compared with 167% for a peer group of publicly traded traditional asset managers and 128% for the S&P 500 Index, as of December 31, 2014.

Based on its assessment, the Committee, working with its consultant, Mercer, determined an award that would position the CEO’s total cash compensation appropriately within the market and commensurate with his performance. To recognize the accomplishments achieved during 2014 including those mentioned above, the Committee recommended, and the Board approved, an award of $4,500,000 to Mr. Aylward (a 10% decrease from his 2013 award). The award earned by the CEO under the 2014 AIP is included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

AIP Awards for Other NEOs

The CEO provided an assessment of each of the NEOs relative to individual and functional area contributions to the Company’s overall results for the year. Assessments were made considering objectives as assigned in the annual business plan. These included such elements as sales, financial results, customer services, capital planning, risk management, technology, process improvements and talent management. Highlighted below are some of the specific performance results and achievements for each NEO during 2014, along with the resulting awards which were approved, with input from Mercer, by the Committee. The awards which resulted in cash compensation appropriate within the market commensurate with the Company’s performance in 2014 are also included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

Michael A. Angerthal

•

Directed effective Capital Management and improved the Company’s capital position, in terms of Cash and Investments. The Company returned $49.3 million of capital in 2014 through share repurchases and net share settlements, an increase of 81% from 2013, and initiated a common stock dividend. Total return of capital to shareholders was $61.7 million, an increase of 127% over 2013. As a result of the share repurchases and net settlements, the Company’s basic share count declined 1.4% to 9.0 million at December 31, 2014 from 9.1 million at December 31, 2013.

•	Provided critical leadership in all areas of financial management, contributing to the achievement of increased profitability.

Based on the Executive’s accomplishments and the CEO’s recommendation, the Compensation Committee approved an award to Mr. Angerthal in the amount of $1,845,000 (a 10% decrease from his 2013 award).

Francis G. Waltman

•

Significant contributions in the development and introduction of new investment strategies. Six new investment strategies were introduced, including three multi-manager, multi-strategy liquid alternative mutual funds, and new product structures were added to broaden distribution access of our products.

•	Achievement of critical operational project milestones in the implementation of the middle-back office systems and trading system projects.

Based on the Executive’s accomplishments and the CEO’s recommendation, the Compensation Committee approved an award to Mr. Waltman in the amount of $1,382,000 (an 8% decrease from his 2013 award).

Mark S. Flynn

•	Contributions in support of corporate and key business initiatives, such as non-US distribution initiatives, through the execution and oversight of key legal and compliance activities.

•	Leadership in the enhancement of enterprise-wide risk management, compliance monitoring and forensic programs involved in the assessment of new product structures.

Based on the Executive’s accomplishments and the CEO’s recommendation, the Compensation Committee approved an award to Mr. Flynn in the amount of $523,000 (a 5% decrease from his 2013 award).

Barry M. Mandinach

According to the terms of his hiring offer, Mr. Mandinach, who joined the company in April 2014, received an incentive guarantee of $1,800,000 for 2014. Based on his leadership, which helped ensure a smooth transition for the distribution organization, his contributions to the effectiveness of the marketing efforts, and the CEO’s recommendation, the Compensation Committee approved a final award to Mr. Mandinach in the amount of $1,900,000.

2014 Long-Term Incentive Plan

In March 2014, the Compensation Committee, with the recommendation of management and with input from Mercer, approved the equity-based Long-Term Incentive Plan (“LTIP” or “Plan”) under which participants are granted performance share units (“PSUs”) that convert to a number of restricted stock units (“RSUs”) as determined by performance against established performance goals over one-year and three-year performance periods. While the Plan largely remained consistent with the previous plan, the performance metrics were changed to relative total shareholder return and growth in net operating income, as adjusted. The Compensation Committee believes these metrics will be more aligned with the indicators of long-term company success, therefore creating an even stronger alignment between executives and shareholders. The Plan will continue to encourage the participants to share in the same long-term investment risks as our shareholders based on our performance.

The LTIP is a three-year plan with two equally weighted performance metrics, each awarded as a separate performance grant. The performance metrics are total shareholder return ranking measured over a three-year performance period and growth in operating income, as adjusted, measured over a one year performance period. Each of the metrics is measured relative to a set of companies utilized for comparative financial results. Targeted goals were established in March 2014 for each of the measures with participants eligible to earn between 50% and 200% of the number of PSUs granted based on achievement of performance against those targeted goals. For performance above Threshold (50%) but below Maximum (200%), the number earned is adjusted ratably. The number of PSUs granted to each individual under the LTIP varies for each participant. The dollar amounts established for each NEO were determined based on responsibilities of the individual, market level competitive positioning for similar roles, Company positioning relative to the market, and other relevant factors that occur from time to time. The number of PSUs granted was calculated by establishing a dollar amount for each participant and dividing by the share price of Virtus Common Stock on March 14, 2014, the date of the grant of the PSUs. The “Target” shares (units), as well as the corresponding “Threshold” and “Maximum” for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2014 table below under the column heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The performance measures established under the 2014 LTIP were:

Measure	Performance Goals	Actual Performance
Three-year Shareholder Return ranking[4]	Target performance was set at the 50th percentile relative to the set of companies utilized for comparative financial results with threshold and maximum amounts set at the 75th percentile and 25th percentile, respectively.	This is a three-year performance goal, therefore the measurement period does not end until December 31, 2016.

One-Year Growth in Operating Income, as adjusted[5]	Target performance was set at the 50th percentile relative to the set of companies utilized for comparative financial results with threshold and maximum amounts set at 75th percentile and 25th percentile, respectively.	Actual result was in the top quartile which resulted in maximum payout of 200%.

In February 2015, the Compensation Committee certified the actual performance against the pre-established performance goal related to the metric of one-year growth in operating income, as adjusted. The resulting factor for the level of performance achieved was 200%. Based on this result, 50% of the original PSUs granted to each participant converted into a number of RSUs equal to 200% for that component of the award. The performance period for the remaining 50% of the PSUs related to the three-year shareholder return ranking does not conclude until December 31, 2016. The Compensation Committee will certify actual performance for this portion of the original PSUs in February 2017. Both performance-adjusted awards cliff vest on March 14, 2017, provided that the participant is then employed by the Company. The potential awards, at the time of the grant on March 14, 2014, for each NEO, are shown in the Grants of Plan-Based Awards in Fiscal Year 2014 Table and the number of RSUs earned by each NEO, subject to the further vesting requirements, is shown in column (i) of the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

2014 – 2016 LTIP Performance Adjustment Summary

Performance Measures	Performance Period	Weight	Performance Shares Adjustment To Date
			2014	2015		2016		Total
Three-year Shareholder Return ranking[4]	3 Years	50%	3 Year Performance Period					TBD
Relative Growth in Operating Income, as Adjusted[5]	1 Year	50%	200%	N/A	*	N/A	*	100%

*	Two years of additional vesting follows the initial one-year performance period.

[4]	Defined as the cumulative total return of VRTS stock, including dividends, if any, relative to the set of companies utilized for comparative financial results (See Appendix C to this Proxy Statement for list of companies)
[5]	Defined as the annual growth in operating income, as adjusted, relative to the set of companies utilized for comparative financial results (See Appendix C to this Proxy Statement for list of companies)

2015 Executive Compensation

Annual Incentive Plan

For 2015, the Compensation Committee approved the 2015 Annual Incentive Plan which included maximum plan funding limits based on a percent of operating income, as adjusted, excluding variable compensation. Following the end of the year, the Compensation Committee will certify final funding based on the Company’s 2015 performance and approve the final awards for each of the named executive officers.

Long-Term Incentive Plan

For 2015, the plan fundamentals, including the two performance metrics and associated performance measurement periods, remain consistent with the 2014 plan. Following the end of the performance periods, the Compensation Committee will certify the results against the plan performance measures and determine the resulting RSU conversion factor. Component results for each element will be pro-rated between Threshold, Target and Maximum performance.

Other Executive Compensation

Stock Ownership Guidelines

The Committee believes that executives should own a significant amount of Company stock to encourage them to share the same long-term investment risks as our shareholders, based on the Company’s stock performance. In January 2011, the Committee approved executive stock ownership guidelines under which the Company’s CEO, Executive Vice Presidents and Senior Vice Presidents are expected to accumulate Company stock with a value equivalent to a base salary multiple as reflected in the table below. In order for individuals to meet the guidelines, the Committee expects that 75% of the net shares (shares accumulated after taxes) acquired under the Omnibus Incentive and Equity Plan, starting in 2011, would be held until the guideline is met. NEOs are expected to meet the ownership guidelines within five years. The Committee reviews stock ownership levels annually and the NEOs are in compliance or are making appropriate progress with the ownership guidelines, pursuant to the policy.

Officer Level	Ownership Level
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	1x Annual Salary

Severance and Change-in-Control Agreements

Severance

The Company provides executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, these benefits are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change-in-control and a termination by the Company without cause or by him for good reason within two years following the change-in-control. Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under the Internal Revenue Code (“Code”) Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Benefits and Perquisites

Benefits and perquisites provided to our executive officers are the same as those offered to all of our other employees.

Clawback Policy

Starting in 2012, awards made under the Annual Incentive Plan and Long-Term Incentive Plan are subject to forfeiture or recovery to the extent that the Compensation Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also made subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of the amendment, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee may seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a Company’s chief executive officer and certain other NEOs unless the compensation is paid under qualifying performance-based plans. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Other tax considerations factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will generally be designed, operated and administered to meet these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2014 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Melody L. Jones

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2012 through 2014 of the Company’s chief executive officer, chief financial officer and our three other most highly compensated executive officers (the “named executive officers” or “NEOs”) during the fiscal year ended December 31, 2014.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Plan Compen- sation (4) ($) (g)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
George R. Aylward	2014	541,667	—	2,000,000	—	4,500,000	14,047	7,055,714
President and Chief Executive Officer	2013	491,667	—	1,000,000	—	5,000,000	13,825	6,505,492
	2012	445,833	—	1,099.989	—	3,300,000	10,000	4,855,822

Michael A. Angerthal	2014	350,000	—	300,000	—	1,845,000	14,047	2,509,047
Executive Vice President, Chief Financial Officer	2013	350,000	—	300,000	—	2,060,000	13,825	2,723,825
	2012	350,000	—	300,000	—	1,368,800	10,000	2,028,800

Barry M. Mandinach	2014	292,424	—	499,961	—	1,900,000	23,417	2,715,802
Executive Vice President, Head of Distribution

Francis G. Waltman	2014	316,667	—	300,000	—	1,382,000	13,930	2,012,597
Executive Vice President, Head of Product Management	2013	275,000	—	200,000	—	1,500,000	13,708	1,988,708
	2012	275,000	—	200,000	—	823,400	8,761	1,307,161

Mark S. Flynn	2014	300,000	—	150,000	—	523,000	12,847	985,847
Executive Vice President, General Counsel	2013	300,000	—	150,000	—	548,000	11,625	1,009,625
	2012	300,000	—	150,000	—	547,500	10,075	1,007,575

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Effective March 1, 2014, the salaries for Mr. Aylward and Mr. Waltman increased to $550,000 and $325,000, respectively, and amounts in this column reflect the respective new salary levels through the end of the year. Mr. Mandinach commenced employment with the Company on April 8, 2014 and the amount shown in this column represents the portion of his $400,000 base salary earned from the date of hire through the end of the year.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 as described further below. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”).

The dollar amount of the 2014 long-term incentive plan stock awards included above consists of $2,000,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $300,000 for Mr. Waltman; and $150,000 for Mr. Flynn. If the highest level of performance conditions are achieved under the 2014 LTIP, the potential grant date fair value of the PSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $4,000,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $600,000 for Mr. Waltman; and $300,000 for Mr. Flynn. On March 14, 2015, the PSUs for 50% of the award were converted to RSUs based on the Company performance related to the specific metric of relative growth in operating income, as adjusted. The grant date values of the RSUs earned under this portion of the 2014 LTIP as of the conversion were $2,000,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $300,000 for Mr. Waltman; and $150,000 for Mr. Flynn. The remaining 50% of the 2014 LTIP will convert and vest on March 14, 2017 after the three-year performance period is complete.

Other awards reported in the above table represent RSUs valued at $499,961granted in 2014 for Mr. Mandinach, as stipulated in his hiring agreement, and $199,989 granted in 2012 in recognition of Mr. Aylward’s leadership in continuing to drive the Company’s success

(3)	The Company has not issued stock options since 2011. The stock options granted in 2011 and prior years were computed in accordance with FASB ASC Topic 718 using the Black-Scholes model, but excluding the impact of estimated forfeitures.

(4)	The amounts reported in this column reflect the actual cash award under the annual incentive plan for the respective year, calculated based on measurement against plan metrics and performance results.

(5)	The amounts reported in this column represent Company contributions to the 401(k) Plan and for Mr. Mandinach, reimbursement of $18,750 in relocation expenses in connection with the commencement of his employment with the Company in 2014.

Grants of Plan-Based Awards in Fiscal Year 2014

The table below provides information on stock options, RSUs, and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2014. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
George R. Aylward			0		10,000,000
	03/14/14	02/11/14				5,694	11,388	22,776				1,999,961
Michael A. Angerthal			0		4,634,000
	03/14/14	03/05/14				854	1,708	3,416				299,959
Barry M. Mandinach
	05/19/14	03/24/14							2,654			499,961
Francis G. Waltman			0		4,634,000
	03/14/14	03/05/14				854	1,708	3,416				299,959
Mark S. Flynn			0		4,634,000
	03/14/14	03/05/14				427	854	1,708				149,979

(1)	The pay-outs of Non-Equity Incentive Plan have been finalized and reported. There is no uncertainty or estimation to determine the awards. The amounts actually earned by our named executive officers under the 2014 Annual Incentive Plan are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The amounts reported in column (e) above represent the maximum annual cash incentive opportunities under the Company’s Annual Incentive Plan for each NEO for the 2014 performance period. The maximum awards, as approved by the Compensation Committee, up to an individual maximum payout of $10 million as approved by shareholders, are performance-based and were set for each of the named executive officers as a percentage of operating income, as adjusted, excluding all variable incentive compensation. The percentages for Messrs. Aylward, Angerthal, Waltman and Flynn were 5%, 2%, 2% and 2%, respectively. The Annual Incentive Plan provides for an assessment of the results of each functional area and each participant, including our NEOs other than our CEO, and their relative contributions to the Company’s overall results for the year. This assessment provides for differentiation in individual awards and allows for individual awards to be less than the maximum annual cash award. The metrics against which performance was measured under this plan, as well as the payments, are discussed in the Compensation Discussion and Analysis under the heading “2014 Executive Compensation.” According to the terms of his hiring offer, Mr. Mandinach, who joined the company in April 2014, received a 2014 incentive guarantee.

(2)	The amounts granted under the 2014 LTIP are reflected in footnote 2 of the “Summary Compensation Table.” The number of units reported in these columns represents the RSU award opportunities (initially denominated in PSUs) under the Company’s 2014 Long-Term Incentive Plan for each NEO. The two metrics against which performance are measured in this plan are discussed above in the Compensation Discussion and Analysis under the heading “2014 Executive Compensation.” In accordance with the terms of the 2014 LTIP, the actual PSU awards were granted by our Compensation Committee on March 14, 2014, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 14, 2014. On March 14, 2015, 50% of the PSUs were converted to RSUs based on Company performance measured under this plan. The remaining 50% of the 2014 LTIP grant PSUs will convert to RSUs on March 14, 2017 following the three-year performance period. The full award will cliff vest on March 14, 2017.

(3)	The grant date value of the 2014 LTIP award (both components) equal to the number of units granted multiplied by the grant date stock price of $175.62.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Plan. The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or non-qualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. Our Compensation Committee does not have the right, without stockholder approval, to re-price outstanding options or stock appreciation rights (other than in connection with corporate transactions involving the Company, such as a stock split, merger, spin-off, or similar transaction) or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options, or stock appreciation rights with an exercise price that is less than the exercise price of the original award.

Outstanding Equity Awards at 2014 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s named executive officers as of December 31, 2014.

	Option Awards					Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	9,082			39.89	02/02/16
	10,899			40.00	02/08/17
	19,521			31.38	02/13/18
	23,120			9.40	04/20/19
						18,102	(2)	3,086,210
						2,438	(3)	415,655
						6,821	(4)	1,162,912
									11,388	(5)	1,941,540
									5,694	(6)	970,770
Michael A. Angerthal	15,867			9.40	04/20/19
						6,034	(2)	1,028,737
						2,045	(4)	348,652
									1,708	(5)	291,197
									854	(6)	145,598
Barry M. Mandinach						2,654	(7)	452,480
Francis G. Waltman						4,022	(2)	685,711
						1,363	(4)	232,378
									1,708	(5)	291,197
									854	(6)	145,598
Mark S. Flynn	422			57.82	02/17/21
						3,016	(2)	514,198
						1,022	(4)	174,241
									854	(5)	145,598
									427	(6)	72,799

(1)	All RSU and PSU values are based on $170.49, the closing price of the Company’s Common Stock on December 31, 2014, the last trading day of our fiscal year.

(2)	This amount represents the number of RSUs awarded to the named executive officers under the 2012 LTIP. This award will cliff vest on March 15, 2015.

(3)	This amount represents the number of RSUs awarded to Mr. Aylward as described under footnote 2 of the Summary Compensation Table. This RSU award cliff vests on March 15, 2015.

(4)	This amount represents the number of RSUs awarded to the named executive officers under the 2013 LTIP. This award will cliff vest on March 15, 2016.

(5)	This amount represents the number of PSUs converted into RSUs on March 14, 2015 for the named executive officers under the 2014 LTIP. The initial PSU awards were granted by our Compensation Committee on March 14, 2014, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 14, 2014. This award represents 50% of the 2014 LTIP grant and will cliff vest on March 14, 2017.

(6)	This amount represents the number of PSUs granted by our Compensation Committee on March 14, 2014, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 14, 2014. This award represents 50% of the 2014 LTIP grant and will convert to RSUs on March 14, 2017 following the three-year performance period. This award will cliff vest on March 14, 2017.

(7)	This amount represents the number of RSUs awarded to Mr. Mandinach in 2014 as part of his hiring agreement. This award will cliff vest on May 19, 2017.

Option Exercises and Stock Vested in Fiscal Year 2014

The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and the stock awards during 2014 by each of our named executive officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (2)
George R. Aylward	7,266	1,134,877	21,204	3,723,846

Michael A. Angerthal	—	—	5,487	963,627

Barry M. Mandinach	—	—	—	—

Francis G. Waltman	—	—	7,314	1,284,485

Mark S. Flynn	—	—	6,119	1,077,330

(1)	The amount shown represents the difference between the option exercise price and the closing price of our Common Stock on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2014

The following table reflects each named executive officer’s 2014 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2014 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

George R. Aylward	—	—	8,397	—	87,446

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

Mark S. Flynn	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2014.

(2)	There were no Company contributions to the Excess Plan in 2014.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code. Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions if any are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the fifteenth day of the month following the participant’s separation from service, in either in a lump sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current named executive officers participates in the Company’s Executive Severance Allowance Plan. The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan (the “Severance Plan”) are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s accounts under the Company’s Excess Investment Plan as of December 31, 2014 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2014” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 90 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith, prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements if a named executive officer terminates employment with the Company by reason of death, disability, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a named executive officer terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU award date, due to reason of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals shall be deemed to have been met at target, without pro-ration, and immediately convert to common shares that shall be distributed within 90 days following the end of the performance cycle.

Any unvested RSUs and PSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding paragraphs) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2014.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Francis G. Waltman	Mark S. Flynn
Severance
Base Salary Component	825,000	350,000	400,000	325,000	300,000
Annual Incentive Component (1)	6,225,000	1,714,400	1,800,000	1,161,700	547,750
Other Compensation
2014 Annual Incentive Earned	4,500,000	1,845,000	1,900,000	1,382,000	523,000
Acceleration of Equity Awards
Value of Accelerated Equity Awards (2)	3,961,259	1,167,897	93,303	778,458	583,738
Benefits
Health & Welfare (3)	6,195	16,337		17,071	12,120
Outplacement (4)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards and Benefits	15,522,649	5,098,829	4,198,498	3,669,424	1,971,803

(1)	As applicable, the amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average). The amount for Mr. Mandinach reflects the bonus guarantee as specified in his hiring offer.

(2)	The value reported in this row is based on $170.49, the closing price of our Common Stock on December 31, 2014, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the named executive officer on December 31, 2014 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

If a change-in-control event had occurred on December 31, 2014, the values related to the acceleration of unvested RSUs would have been equal to: $1,377,389 for Mr. Angerthal; $452,480 for Mr. Mandinach; $918,089 for Mr. Waltman; and $688,439 for Mr. Flynn. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” above and that all equity awards have automatically vested.

See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2014.

(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for six months.

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, pursuant to his agreement effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2014.

Termination in Connection with a Change- in-Control Payments and Benefits ($)
Severance
Base Salary Component	1,375,000
Annual Incentive Component	12,500,000
Other Compensation
2014 Annual Incentive (1)	4,500,000
2014 LTIP (2)	1,941,540
Acceleration of Unvested Service-Based RSUs (3)	4,664,777
Acceleration of Unvested Stock Options (4)	0
Incremental Qualified Company Match (5)	26,500
Tax Gross-Up (6)	10,176,154
Benefits and Perquisites
Health & Welfare (7)	17,187
Outplacement	9,895
Total Severance, Other Compensation, Benefits and Perquisites	35,211,053

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2014.

(2)	Reflects the value of the actual award for Mr. Aylward under the 2014 cycle of the Company’s Long-Term Incentive Plan based on the closing price of our Common Stock on December 31, 2014.

(3)	The value reported in this row is based on $170.49, the closing price of our Common Stock on December 31, 2014, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2014.

(4)	As of December 31, 2014, Mr. Aylward held no unvested options.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k).

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 with respect to compensation plans under which shares of our common stock may be issued:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	342,760	$18.79	427,781
Equity compensation plans not approved by security holders	—	—	—

Total	342,760	$18.79	427,781

(1)	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards (“RSUs”) since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards. The weighted-average exercise price of outstanding options, warrants and rights, including RSUs, is $8.93.

(2)	Represents 162,824 shares of common stock issuable upon the exercise of stock options and 179,936 shares of our common stock issuable upon the vesting of RSUs outstanding under the Company’s Omnibus Incentive and Equity Plan (the “Omnibus Plan”). Of the 1,800,000 maximum number of shares of our common stock authorized for issuance under the Omnibus Plan, 74,935 shares of common stock have been issued on a cumulative basis in the form of direct grants to directors.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2014

The Company’s Compensation Committee generally reviews, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and recommends to the Board any changes the Compensation Committee determines to be appropriate. Effective in August 2013, the Company amended the terms of its non-employee director compensation based on a market-competitive review by Mercer, the Compensation Committee’s compensation consultant. As a result, each non-employee director of the Company currently receives $150,000 per year, and our non-executive Chairman of the Board receives $228,000 per year. Non-employee directors currently receive $25,000, $20,000, $12,500 and $12,500 for serving as the Chair of the Audit, Compensation, Corporate Governance and Risk and Finance Committees, respectively. In addition, non-employee directors currently receive $15,000, $10,000, $7,500 and $7,500 for serving on the Audit, Compensation, Governance and Risk and Finance Committees, respectively.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting. As part of the market review, Mercer determined that the mix of cash and equity is consistent with market average levels, and Virtus’ practice of granting full-value shares, rather than stock options, is consistent with the market.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Mr. Robertson waived his right to receive any compensation for his service as a director of the Board.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Based on the competitive assessment and recommendation provided by Mercer, each non-employee director who receives compensation for his or her Board service is expected to retain a fixed number of shares of stock in an amount equal to four times his or her annual cash retainer. This target may be achieved over time through the accumulation of shares received in the annual retainer stock award. Until the target stock ownership levels have been achieved, each non-employee director who is subject to these guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in stock, less the applicable amount used to pay for the tax withholding in connection with any director compensation. These ownership guidelines were determined by Mercer to be consistent with market practice. Each non-employee director receiving compensation is in compliance with the specified ownership guidelines.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors who received compensation for his or her services as a director in 2014.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	92,500	92,481	—	—	—	—	184,981
Diane M. Coffey	88,750	88,598	—	—	—	—	177,348
Susan S. Fleming	85,000	84,892	—	—	—	—	169,892
Timothy A. Holt	88,750	88,598	—	—	—	—	177,348
Melody L. Jones	20,000	49,898	—	—	—	—	69,898
Edward M. Swan, Jr.	86,250	86,127	—	—	—	—	172,377
Mark C. Treanor	122,750	122,661	—	—	—	—	245,411
Stephen T. Zarrilli	20,625	51,595	—	—	—	—	72,220

(1)	Each director receiving compensation was awarded shares of Common Stock granted on May 15, 2014, or for Ms. Jones and Mr. Zarrilli, on October 8, 2014. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 16 of the Notes to Consolidated Financial Statements in our 2014 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Thursday, May 28, 2015. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name). To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Schedule of Non-GAAP Information

(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

	Twelve Months Ended
	Dec 31, 2014	Dec 31, 2013
Revenues, GAAP basis	$450,598	$389,215
Less:
Distribution and administration expenses	114,089	97,786
Consolidated sponsored investment products revenues (1)	(661)	13

Revenues, as adjusted (2)	$337,170	$291,416

Operating Expenses, GAAP basis	$319,878	$275,711
Less:
Distribution and administration expenses	114,089	97,786
Depreciation and amortization	6,541	6,835
Stock-based compensation (3)	9,592	7,490
Closed-end fund launch costs (4)	10,085	—
Restructuring and severance charges	294	203
System transition costs (5)	1,050	—
Newfleet transition expenses (6)	859	2,172
Consolidated sponsored investment product expenses (1)	3,038	798

Operating Expenses, as adjusted (7)	$174,330	$160,427

Operating Income, as adjusted (8)	$162,840	$130,989

Operating margin, GAAP basis	29%	29%
Operating margin, as adjusted (8)	48%	45%

(1)	Revenues and expenses related to consolidated sponsored investment products have been excluded to reflect revenues and expenses of the company prior to the consolidation of these products. Revenues represent investment management fees net of fees paid to unaffiliated subadvisors and fund expense reimbursements, distribution and service fees, and administration and transfer agent fees.

(2)	Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes Revenues, as adjusted, provides useful information to investors because distribution and administration expenses are costs that are generally passed directly through to external parties.

(3)	Stock-based compensation expense includes equity issued under incentive plans and equity granted to Board of Directors.

(4)	For the twelve months ended December 31, 2014, closed-end fund launch costs comprise structuring fees of $9.6 million payable to underwriters and sales-based compensation of $0.5 million.

A-1

(5)	System transition costs include expenses associated with the transition of middle- and back-office systems to a third-party provider and costs associated with migrating to a single trading system platform.

(6)	For the twelve months ended December 31, 2014 and December 31, 2013, Newfleet transition expenses include $0.2 million and $0.5 million, respectively, of stock-based compensation.

(7)	Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(8)	Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

A-2

Appendix B

Additional Information Regarding Investment Performance Ratings

For the period ending December 31, 2014, 69%, 97% and 97% of assets eligible for Morningstar rating had 5-, 4-or 3-star load waived ratings for the 3, 5, 10 years, respectively, based on risk adjusted returns, of a total of 34, 29, and 20 funds, respectively. Had sales load been included, results would be lower. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effect of sales charges, loads, and redemption fees), placing more emphasis on downward variation and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM for a fund is derived from a weighted average of performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. Ratings are for Class A shares as shown only; other share classes bear different fees and expenses, which affect performance. Load-waived star ratings do not include any front-end sales load and are intended for those investors who have access to such terms (e.g., for plan participants of a defined contribution plan). Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Data quoted represents past performance. Past performance is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member, FINRA and subsidiary of Virtus Investment Partners, Inc.

B-1

Appendix C

Companies in the Composite of Other Publicly Traded Traditional Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; Artisan Partners Asset Management Inc., Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group Inc.; Legg Mason, Inc.; Manning & Napier, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

C-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 27, 2015.

Vote by Internet • Go to www.envisionreports.com/vrts • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•   Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•   Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•   Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Diane M. Coffey	☐	☐	02 - Timothy A. Holt.	☐	☐	03 - Melody L. Jones	☐	☐
	04 - Stephen T. Zarrilli	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Virtus Investment Partners, Inc.

Virtus Investment Partners, Inc.

100 Pearl Street

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Michael A. Angerthal and Mark S. Flynn, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2015 Annual Meeting of Stockholders of the Company to be held May 28, 2015 at 10:30 a.m. Eastern Daylight Time at the offices of Virtus Investment Partners, Inc., 100 Pearl Street, 2nd Floor, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under proposal 1 and FOR proposal 2. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Daylight Time, on Friday, May 22, 2015.

(Continued and to be signed on reverse side.)